Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

XYLEM INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Rule 457(a)	3,200,000	$165.53	$529,696,000	$ $	110.20 per 1,000,000	$58,372

Total Offering Amounts					$529,696,000			$58,372

Total Fee Offsets								—

Net Fee Due								$58,372

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Xylem 2011 Omnibus Incentive Plan (as amended and restated, the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The New York Stock Exchange, on November 14, 2022.

(3)	Represents 3,200,000 shares of Common Stock reserved for issuance under the Plan.